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                                                                     EXHIBIT 99.


FOR: THE SOURCE INFORMATION MANAGEMENT COMPANY

SOURCE LESLIE FLEGEL

CONTACT: CHAIRMAN/CEO
(314) 995-9040

HTTP://ICN.SORC-INFO.COM

KCSA TODD FROMER/ERIKA LEVY
CONTACT: (212) 682-6300 EXT. 215/208
tfromer@kcsa.com/elevy@kcsa.com
http://www.kcsa.com


                                                           FOR IMMEDIATE RELEASE

             SOURCE COMPLETES ACQUISITION OF THE INTERLINK COMPANIES

                                      - - -

     COMPANY EXPECTS PRO-FORMA REVENUES TO APPROXIMATE $350 MILLION DOLLARS

NEW YORK, JUNE 4, 2001 - THE SOURCE INFORMATION MANAGEMENT COMPANY (NASDAQ:
SORC) announced today that it has completed the acquisition of The Interlink Companies, Inc. ("Interlink") and its operating companies, including International Periodical Distributors, Inc. ("IPD"), a leading direct distributor of magazines, and DEYCO, a specialty national magazine distributor.

The strategic acquisition makes Source the leading National and International Direct Distributor of magazines to major book chains and independent retailers, distributing more than 6,000 magazine titles to over 10,400 retail outlets domestically and in 68 countries internationally. In addition, Source will service a substantial portion of the $250 million secondary distribution market, which includes retailers not currently serviced by the nation's existing distribution network.

The acquisition is expected to contribute significantly to Source's sales and cash flow from operations during fiscal 2002. "We expect annual sales to approximate $350 million on a pro forma basis in fiscal 2002," said Jim Gillis, Chief Operating Officer of Source. "We have effectively quadrupled our revenue run rate through completion of this acquisition and have positioned Source to bring the value of ICN and its information to the publishing and retailing communities," he added.


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Over the years, Source has created the industry's most complete database which tracks magazine sales by title, by day, by store. This information is generated from scan-based data gathered at checkout counters in many of the nation's leading retail outlets. Publishing clients who utilize this continually expanding database have begun to realize efficiencies in their distribution. However, the potential for the publishing industry was not optimized because the traditional distribution business has not historically been able to react in a timely way to changes dictated by sales data.

"InterLink's IPD Division was the missing element," said Leslie Flegel, Chief Executive Officer of Source. "The new relationship between Source and Interlink reveals the full strategic benefit of marrying information to a delivery system that can respond efficiently within 24 hours to both the retailers' needs and the realities of the marketplace. The combination of Source's database and IPD's sell-through efficiencies is approximately 18% (i.e. fewer magazines are returned to publishers) better than traditional distribution methods. The IPD delivery system represents an opportunity for the entire publishing industry to significantly improve its efficiencies, which ultimately results in greater profits."

Mr. Flegel continued, "The national media has reported substantial problems in the current method of magazine distribution to mass-market retail stores which has resulted in lower sales and higher returns of magazines to publishers. We anticipated this breakdown in the system several years ago and recognized the need to improve efficiencies in response to our retailer clients' concerns. We foresaw that a delivery system that could operate on a national basis in tandem with our sophisticated information system would eliminate waste, inefficiencies, and unwieldiness of the old style wholesaler distribution network. The distribution industry has far too long acquiesced to a system that is subject to substantial fixed costs, has lost route density, and is faced with escalating variable costs such as gasoline. This is a fundamental conceptual change in the way business needs to be done and an idea whose time has come."

Mr. Flegel added, "To build upon our leadership position, we will drive future growth through synergies between our checkout management services, Source's information technology division, and InterLink's distribution business. We have the infrastructure and the financial capacity to take advantage of a significant market opportunity."

IPD is the leading National and International Direct Distributor of magazines to major book chains and independent retailers, distributing more than 6,000 magazine titles to over 10,400 retail outlets domestically and in 68 countries internationally. IPD offers mass-market retailers a viable alternative from the traditional magazine distribution system. Under IPD's direct distribution system, magazines are delivered using common carriers such as UPS to service customers on a national basis whereas traditional distribution systems service customers in geographic territories via company-owned, high maintenance trucks. A partial list of the prestigious customers serviced by IPD includes Barnes & Noble, B. Dalton booksellers, Borders, Waldenbooks, Babbages, Hastings Book, Music & Video and Tower Magazines/MTS, Inc. IPD will continue to be led by its current CEO and Co-founder Dave Buescher.


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DEYCO is a full-service, National Distributor serving the alternate distribution market. Deyco developed a niche in market areas that had been abandoned by the large traditional wholesalers and helped to establish what is now known as the Secondary Distribution Network, a vibrant market which represents, in aggregate, net billing in excess of $250 million in retail sales, of which Deyco services approximately 40%. Today DEYCO is a leading supplier to this class of trade, servicing over 350 wholesalers who sell to over 35,000 retailers with 1,600 magazine titles on behalf of over 160 publishers. Deyco will continue to be led by its current CEO Peter Larson.

SOURCE is a leading provider of information and management services for retail magazine sales to U.S. and Canadian retailers and magazine publishers. Source is also the primary leader at the checkout, which includes design, manufacturing, shipping through its freight company, salvage of old fixtures and billing and collection of rebates paid by front-end vendors. These checkout counters are located in over 100,000 stores in North America that have a customer count of approximately 1 billion consumers per week. From its core businesses, industry knowledge and relationships with retailers, publishers and vendors of mass merchandise products, Source has developed its ICN website that offers retailers and publishers proprietary information, a forum for communication, and e-commerce. Additional information is available at the Company's website, http://icn.sorc-info.com/.

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This release contains certain forward-looking statements and information relating to Source that are based on the beliefs of Source's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements prior to announcement of its fiscal 2001 results.

This release and prior releases are available on the KCSA Public Relations Worldwide Web site at www.kcsa.com.